Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 23, 2018 with respect to the statements of assets acquired and liabilities assumed and revenues and direct operating expenses of the Bakken Shale Properties  included in the Company’s Definitive Proxy on Schedule 14A incorporated by reference in this Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. for the registration of 88,571,429 shares of its common stock.

/s/ Ernst & Young LLP
Dallas, Texas
November 9, 2018